AmeriNet Group.com, Inc., and Park City Group, Inc. Amend
                   Letter of Intent and Announce Closing Date

     Boca Raton, Florida, May 2, 2001. AmeriNet Group.com, Inc. (OTC BB "ABUY"; "AmeriNet") and Park City Group. Inc. ("PCG"), a software developer headed by the co-founder of the internationally renowned Mrs. Fields Cookies, have amended the letter of intent executed on February 27, 2001. The amendment among other things.

o    Reduced the cash that AmeriNet must raise prior to closing from $5M to $1M;

o Added a fully refundable good faith $200,000 deposit requirement to be tendered in stages by AmeriNet to PCG.

o Reduced the percentage of shares in AmeriNet which current securities holkders (stockholders and holders of options or warrants) would retain from 20% after the acquisition to 18%.

     Commenting on the changes, AmeriNet president Edward C. Dmytryk noted that PCG's audited financial statements for the year ended December 31, 2000 disclosed increased revenues during the past year ($6,513,142 in 2000, as compared to $5,231,097 in 1999) and, more importantly greatly increased profits ($2,386,341 in 2000 as compared to $698,390 for 1999). At a time when so many technology sensitive companies have seen a downturn, PCG is improving its performance."

     Closing, as currently contemplated, must take place prior to May 31, 2001. PCG is a Park City, Utah-based provider of proprietary software applications primarily for multi-unit retail operations. Through its Action Manager Enterprise Application Suite, PCG offers management and staff solutions to a variety of operations issues and greatly reduces dependence on paper transactions. PCG's Fresh Market Manager, the newest in supermarket technology, provides superior production planning and inventory management.

     Randall K. Fields, co-founder of the highly successful Mrs. Fields' Cookies stores, founded PCG in 1990. The software applications that were the genesis of PCG are rooted in applications developed during the explosive growth of the more than 800-unit chain. Mr. Fields' currently serves as chairman of PCG's Board and as its chief executive officer. It currently has 56 employees servicing such major accounts as Victoria's Secret, The Home Depot, Pacific Sunwear, Crate & Barrel, Bath & Body Works, Universal Studios - Orlando, Bi-Lo Foods, William-Sonoma and Wawa.

     The transaction is contingent upon, among other things, due diligence investigations, boar approval and the execution of definitive agreements. As a result there are no assurances that the transaction will be consummated. AmeriNet intends to file the revised letter of intent in a report of current event on Securities and Exchange Commission Form 8-K this week. AmeriNet is a publicly traded holding company, which files periodic reports with the Securities and Exchange Commission. For additional information contact:: Charles
J.   Scimeca   at   (561)    998-3435    (voice);    (561)    998-4635    (fax);
charles@amerinetgroup.com (Email).

This release is comprised of inter-related information that must be interpreted in the context of all of the information provided and care should be exercised not to consider portions of this release out of context. This release is provided in compliance with Commission Regulation FD and contains certain
"forward-looking statements and information" (as defined in the Private Securities Litigation Reform Act of 1995) concerning AmeriNet and Park City Group that are based on the beliefs of AmeriNet's and Park City Group's management, as well as assumptions made by and information currently available to AmeriNet and Park City Group. Such statements reflect the current views of AmeriNet and Park City Group with respect to future events and are subject to certain assumptions, including those described in this release. Should one or more of the underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed or expected. AmeriNet and Park City Group do not intend to update these forward-looking statements prior to announcement of quarterly or annual results.


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